CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                284 SOUTH AVENUE
                        POUGHKEEPSIE, NEW YORK 12601-4879

                                                                   March 1, 1999

To the Holders of Common Stock:

     The annual meeting of shareholders will be held at the Corporation's office in Poughkeepsie, N.Y. on April 27, 1999. A formal Notice of the Annual Meeting and Proxy Statement are attached hereto.

     We request that you sign, date and mail the enclosed proxy card promptly. Prompt return of your voted proxy will reduce the cost of further mailings. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

     Last year, proxies were received from shareholders representing 85% of the outstanding common stock. We hope that an equally fine response will be forthcoming this year.

     You are cordially invited to attend the annual meeting in person. It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders. We look forward to greeting as many of you as possible at the meeting.

                                               John E. Mack III
                                               CHAIRMAN OF THE BOARD

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                284 SOUTH AVENUE
                        POUGHKEEPSIE, NEW YORK 12601-4879

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

To the Holders of Common Stock:

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of the Central Hudson Gas & Electric Corporation will be held:

TIME ......................   10:30 AM, on Tuesday, April 27, 1999

PLACE .....................   Office of the Corporation
                              284 South Avenue
                              Poughkeepsie, New York 12601

ITEMS OF BUSINESS ........   (1)  To elect directors for the ensuing year;
                             (2)  To ratify the appointment of
                                  PricewaterhouseCoopers LLP as independent accountants for the year 1999; and
                             (3)  To take action upon any other matters that may
                                  properly come before the Meeting

RECORD DATE ...............  Holders of Common Shares of Record on the close of business March 1, 1999 are entitled to vote at the Meeting.

ANNUAL REPORT .............  The Annual Report and Form 10K of the Corporation
                             for 1998, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING ..............  It is important that your Shares be represented and voted at the Meeting. Please MARK, SIGN, DATE AND RETURN PROMPTLY the enclosed proxy card in the postage-paid envelope furnished for that purpose. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Meeting.

                                             By Order of the Board of Directors,

                                                                  STEVEN V. LANT
                                              CHIEF FINANCIAL OFFICER, TREASURER
                                                         AND CORPORATE SECRETARY

March 1, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Proxy Statement ...........................................................    1
Shareholders Entitled to Vote .............................................    1
Proxies ...................................................................    1
Cost of Proxy Solicitation ................................................    1
Submission of Shareholder Proposals .......................................    1
Shareholder Communications ................................................    1
Security Ownership of Directors and Officers ..............................    2
Section 16(a) Beneficial Ownership Reporting Compliance ...................    2
Ratification of Appointment of Independent Accountants ....................    2
Election of Directors .....................................................    4
Board of Directors and Committees .........................................    7
Meetings and Attendance ...................................................    7
Committee on Audit ........................................................    7
Committee on Compensation/Interlocks and Inside Participation .............    7
Compensation of Directors and Officers of the Board .......................    7
Executive Compensation ....................................................    9
Summary Compensation Table ................................................    9
Pension/Deferred Compensation Plans .......................................   10
Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements .......................................   10
Report on Executive Compensation ..........................................   12
Performance Graph .........................................................   15
Other Matters .............................................................   16

                                 PROXY STATEMENT

     The enclosed proxy is being solicited by the Board of Directors of the Corporation for use in connection with the annual meeting of shareholders to be held on April 27, 1999. This proxy statement and enclosed proxy are first being sent to shareholders on or about March 1, 1999. The mailing address of the principal executive office of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4879.

SHAREHOLDERS ENTITLED TO VOTE

     The record of shareholders entitled to notice of, and to vote at, the annual meeting was taken at the close of business on March 1, 1999. At that date, the Corporation had outstanding 16,862,087 shares of Common Stock ($5.00 par value) of the Corporation ("Common Stock"). Each share of Common Stock is entitled to one vote. No other class of securities is entitled to vote at this meeting.

PROXIES

     Any shareholder giving the enclosed proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the shareholder must file with the Secretary of the Corporation either a written revocation or a duly executed proxy bearing a later date.

     The proxies given pursuant to this solicitation will be voted at the meeting or any adjournment thereof. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of a quorum.

COST OF PROXY SOLICITATION

     The cost of preparing, printing and mailing the notice of meeting, proxy, proxy statement and annual report will be borne by the Corporation. Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection. In addition, the Corporation has retained D.F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist in the solicitation of proxies. The fee of such organization in connection therewith is estimated to be $7,000, plus reasonable out-of-pocket expenses.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2000 annual meeting of the Corporation [or the 2000 annual meeting of CH Energy Group, Inc. ("Holding Company"), if the Holding Company restructuring approved by the shareholders in September 1998 is effected] to be included in the proxy material relating to that meeting must be received by the Corporation, or the Holding Company, as the case may be, by October 30, 1999.

SHAREHOLDER COMMUNICATIONS

     Highlights of the 1999 annual meeting will be included on the Corporation's website (www.cenhud.com) and in the Corporation's or the Holding Company's August 1, 1999 Report to Shareholders.

     Shareholders' comments related to any aspect of the Corporation's business are welcome. Space for comments is provided on the proxy card given to shareholders of record. Other shareholders may submit comments to the Corporation, or to the Holding Company when the Holding Company restructuring is effected, in care of the Chief Financial Officer, Treasurer and Corporate Secretary. Although comments are not answered on an individual basis, they do assist the Directors and management in addressing the needs of shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table lists the number of shares of Common Stock beneficially owned by all the directors, and nominees for election as directors, each executive officer listed in the table under the caption "Executive Compensation" and by all directors and executive officers of the Corporation as a group:

                                                     NO. OF            % OF
NAME                                                 SHARES(1)        CLASS(2)
-----                                                ---------      ------------
Jack Effron ...................................       2,725         Less Than 1%
Frances D. Fergusson ..........................       2,069         Less Than 1%
Heinz K. Fridrich .............................       2,968         Less Than 1%
Edward F. X. Gallagher ........................       2,506         Less Than 1%
Paul J. Ganci .................................       9,701(3)      Less Than 1%
Charles LaForge ...............................       4,085         Less Than 1%
John E. Mack III ..............................      11,638(3)      Less Than 1%
Edward P. Swyer ...............................       8,325         Less Than 1%
Joseph J. DeVirgilio, Jr ......................       1,483         Less Than 1%
Carl E. Meyer .................................       1,658         Less Than 1%
Allan R. Page .................................       2,685         Less Than 1%
All directors and executive officers
  as a group (11 persons) .....................      49,843         Less Than 1%

----------
(1) Based on information furnished to the Corporation by the directors and executive officers as of December 31, 1998.
(2) The percentage ownership calculation for each owner has been made on the basis that there are outstanding 16,862,087 shares of Common Stock on the record date.
(3) Includes shares owned by the respective spouses of the named individuals as follows: Mrs. Mack--873 shares and Mrs. Ganci--2,062 shares. The shares owned by Mrs. Mack and Mrs. Ganci are considered to be beneficially owned by Mr. Mack and Mr. Ganci, respectively, only for the purpose of this proxy statement and the respective named individuals disclaim any beneficial interest in such shares for all other purposes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's officers and directors, all requisite filings were made on a timely basis in 1998.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 1999 and recommends to shareholders ratification of such appointment.

     The appointment of the independent accountants is approved annually by the Board of Directors and is based on the recommendation of the Committee on Audit, which reviews the qualifications of independent accountants and which reviews and approves the audit scope, reasonableness of fees and also the types of non-audit services for the coming year.

     While there is no legal requirement that this appointment be submitted to a vote of shareholders for ratification, such action is being requested in response to past suggestions by shareholders and also because the Board of Directors believes that the selection of the independent accountants to audit the books, records and accounts of the Corporation is of sufficient importance to seek such ratification. If this action were not ratified, the Board of Directors would, in due course and having regard for the requirements of an orderly transition, select other independent accountants upon the recommendation of the Committee on Audit.

     Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

                              ELECTION OF DIRECTORS

     Eight directors are to be elected by a plurality of the votes cast at the annual meeting of shareholders by holders of shares entitled to vote. Such directors shall hold office until the next annual meeting of shareholders or until their successors are duly elected and qualify. Mr. John E. Mack III, currently Chairman of the Board, has indicated that he will retire as Chairman of the Board as of the date of the annual meeting of shareholders, April 27, 1999. If reelected by the shareholders at the annual meeting of shareholders, Mr. Mack will continue as a director of the Corporation. It is the intention of the Board of Directors to elect, effective April 27, 1999, Mr. Paul J. Ganci as Chairman of the Board and Chief Executive Officer. The Board of Directors proposes the following nominees, all of whom are now directors of the Corporation, and recommends a vote in favor thereof:


                           PRINCIPAL OCCUPATION OR EMPLOYMENT                                      PERIOD OF
                           AND POSITIONS AND OFFICES WITH THE       BUSINESS EXPERIENCE           SERVICE AS
NAME AND AGE                         CORPORATION(1)              DURING PAST FIVE YEARS(1)      DIRECTOR BEGAN
-------------              ----------------------------------    -------------------------      --------------
Jack Effron ............   President of Efco Products, a         Present positions                   1987
  65                         bakery ingredients corporation;
[PHOTO]                      Chairman of the St. Francis
                             Health Care Foundation; Chairman
                             of the Chief Executive's Network
                             for Manufacturing of the Council
                             of Industry of Southeastern New
                             York Poughkeepsie, NY

Frances D. Fergusson ...   President and Professor of Art,       Present positions                   1993
  54                         Vassar College; Member, Board of
[PHOTO]                      Trustees of the Ford Foundation
                             and Chair of its Education,
                             Media, Arts and Culture
                             Committee; Trustee of the Mayo
                             Foundation and Chair of its
                             Development Committee; Trustee of
                             Historic Hudson; Director, Marine
                             Midland Bank, N.A. and Chair of
                             its Personnel Committee
                             Poughkeepsie, NY

Heinz K. Fridrich ......   Courtesy Professor, University of     Present position since             1988
  65                         Florida at Gainesville; Chairman      April 1995; Courtesy
[PHOTO]                      of Committee on Audit Fernandina      Professor, University of
                             Beach, FL                             Florida at Gainsville
                                                                   since 1994; Board of
                                                                   Trustees, Mount St. Mary
                                                                   College



                           PRINCIPAL OCCUPATION OR EMPLOYMENT                                      PERIOD OF
                           AND POSITIONS AND OFFICES WITH THE       BUSINESS EXPERIENCE           SERVICE AS
NAME AND AGE                         CORPORATION(1)              DURING PAST FIVE YEARS(1)      DIRECTOR BEGAN
-------------              ----------------------------------    -------------------------      --------------
Edward F. X. Gallagher .   Owner of Gallagher Transportation     Present positions                  1984
  65                         Services, a group of companies
[PHOTO]                      engaged in the sale and leasing
                             of commercial motor vehicles, the
                             distribution of wholesale
                             automotive parts and the
                             operation, under the trade name
                             of Leprechaun Lines and Tours, of
                             several bus companies Newburgh,
                             NY

Paul J. Ganci ..........   President and Chief Executive         Present position since             1989
  60                         Officer of the Corporation            August 1, 1998-
[PHOTO]                      Poughkeepsie, NY                      President and Chief
                                                                   Operating Officer of
                                                                   the Corporation,
                                                                   December 1993-
                                                                   July 31, 1998

Charles LaForge ........   President of Wayfarer Inns and        Present positions                  1987
  68                         owner of the Beekman Arms in
[PHOTO]                      Rhinebeck, NY; Trustee of Rondout
                             Savings Bank in Kingston, NY;
                             Trustee emeritus of the Culinary
                             Institute of America in
                             Poughkeepsie, NY Rhinebeck, NY



                           PRINCIPAL OCCUPATION OR EMPLOYMENT                                      PERIOD OF
                           AND POSITIONS AND OFFICES WITH THE       BUSINESS EXPERIENCE           SERVICE AS
NAME AND AGE                         CORPORATION(1)              DURING PAST FIVE YEARS(1)      DIRECTOR BEGAN
-------------              ----------------------------------    -------------------------      --------------
John E. Mack III .......   Chairman of the Board of the          Present positions since            1981
  64                         Corporation; Chairman of the          August 1, 1998, except
[PHOTO]                      Executive, Finance and Retirement     Chairman of the Board
                             Committees Poughkeepsie, NY           and Chief Executive
                                                                   Officer, December 1993,
                                                                   -July 31, 1998

Edward P. Swyer ........   President of the Swyer Companies,     Present position                   1990
  49                         a real estate firm engaged in the
[PHOTO]                      construction, development and
                             management of commercial
                             properties in the Capital
                             District Region Albany, NY


-------
(1) Based on information furnished to the Corporation by the nominees as of December 31, 1998.

     IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY FORM TO VOTE SUCH PROXIES FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE. ALTHOUGH THE BOARD OF DIRECTORS DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE, SHOULD SUCH A SITUATION ARISE PRIOR TO THE MEETING, THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS ACTING THEREUNDER.

                        BOARD OF DIRECTORS AND COMMITTEES

MEETINGS AND ATTENDANCE

     During 1998, there were 12 meetings of the Board of Directors. All directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of the Board on which they served. The average attendance at all such meetings during 1998 was 93%.

     The five standing Committees of the Board of Directors are the Committee on Audit, the Committee on Compensation and Succession, the Executive Committee, the Committee on Finance and the Retirement Committee. Information with respect to the Committee on Audit and the Committee on Compensation and Succession is set forth below.

COMMITTEE ON AUDIT

     The members of this Committee are Messrs. Fridrich (Chairman) and LaForge and Dr. Fergusson. The Committee had three meetings during 1998, which were attended by representatives of the Corporation's independent accountants, PricewaterhouseCoopers LLP. The Committee examines the adequacy of the Corporation's internal audit activities, reviews the scope of the audit by PricewaterhouseCoopers LLP and related matters pertaining to the examination of the financial statements, reviews the nature and extent of any non-audit services provided by the Corporation's independent accountants, consults at least three times a year with them and makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Corporation's independent accountants.

COMMITTEE ON COMPENSATION AND SUCCESSION/INTERLOCKS AND INSIDER PARTICIPATION

     The members of this Committee ("Compensation Committee") are Messrs. Effron (Chairman) and Swyer and Dr. Fergusson. The Compensation Committee had three meetings during 1998. The Compensation Committee considers and recommends to the Board of Directors the compensation (and special terms, if any, of employment) of directors, officers of the Board of Directors and the salaries of officers of the Corporation. The Compensation Committee also considers and recommends to the Board of Directors the candidates to be nominated for election to the Board and candidates for appointment by the Board as officers of the Corporation. The Compensation Committee is charged with receiving recommendations of nominees by shareholders for election of the Board of Directors and reviewing and comparing the qualifications of such nominees with those of other potential nominees. Any shareholder desiring to submit the name of a nominee should send it, together with a statement of the candidate's qualifications, to the Committee on Compensation and Succession, c/o the Chief Financial Officer, Treasurer and
Corporate Secretary, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879.

     No Compensation Committee interlock relationship existed in 1998.

COMPENSATION OF DIRECTORS AND OFFICERS OF THE BOARD

     Each non-employee member of the Board of Directors ("Outside Directors") (Messrs. Mack and Ganci are employee-directors), receives an annual retainer of $15,000, $750 for attendance at each meeting of the Board and $650 for attendance at each meeting of any committee of the Board of which such director is a member if such meeting is held on the same day as a meeting of the Board, and $750 for such committee meeting if held on a day other than that on which a Board meeting is held. Only Outside Directors serving as chairpersons of Committees of the Board received additional annual compensation in 1998 as follows: Mr. Effron, as Chairman of the Compensation Committee--$2,500; and Mr. Fridrich, as Chairman of the Committee on Audit--$2,500.

DIRECTORS DEFERRED COMPENSATION PLAN

     The Corporation's Directors' Deferred Compensation Plan applies to Outside Directors of the Corporation, and permits a director to elect at any time or from time to time to defer all or part of such director's compensation for services thereafter rendered to the Corporation. For purposes of such Plan, compensation is defined to include the amount of money to be paid to the director for serving as a member of the Board of Directors and any committee of the Board, for serving as an officer of the Board of Directors and any committee of the Board and for any other services rendered individually by agreement with the Corporation. A director's compensation deferred in accordance with such Plan is paid to said director (together with an interest equivalent computed by applying monthly a rolling average of the United States Treasury Bill rate to the amount of compensation then deferred from the time the compensation would ordinarily have been paid until the time it is actually paid) at such time as the director ceases being a member of the Board of Directors or at such other time after ceasing to be a director as the director may specify when making the original election to defer compensation. The commencement of such pay-out period, however, must be at least one year after the effective date of such election.

STOCK PLAN FOR OUTSIDE DIRECTORS

     In response to suggestions by shareholders that at least a portion of compensation of the Outside Directors of the Corporation be made in the form of Common Stock, the Board of Directors adopted, effective January 1, 1996, a "Stock Plan for Outside Directors" ("Stock Plan"). The Stock Plan is not only responsive to shareholders' interests, but will also continue to enable the Corporation to retain and attract qualified Outside Directors.

     Pursuant to the terms of the Stock Plan, for each full quarterly period of each year of service, an Outside Director is credited with 25 Share Equivalents (a Share Equivalent being equal to one share of Common Stock). Generally, Share Equivalents credited to an Outside Director are distributed quarterly to the participant in the form of shares of Common Stock. In addition, when an Outside Director ceases to be a director for any reason, other than removal for cause, that director will receive, quarterly, 25 shares of Common Stock for each full quarterly period (but not beyond 40 such periods) during which that director served as an Outside Director, including periods prior to January 1, 1996; however, no such distribution will be made after that director's death.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table set forth below includes compensation information on the Chairman of the Board of the Corporation and each of the Corporation's four most highly compensated executive officers whose salary in 1998 exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                     -----------------------------------------
NAME AND PRINCIPAL POSITION                                YEAR      SALARY(1)       BONUS     COMPENSATION(2)
---------------------------                                ----      --------      ---------   ---------------
John E. Mack III,......................................    1998      $391,580      $36,000(3)     $5,000
  Chairman of the Board                                    1997       355,000       34,000(3)      4,750
                                                           1996       336,250       19,500(3)      4,750

Paul J. Ganci,.........................................    1998       322,500       22,800(3)      5,000
  President and Chief Executive Officers                   1997       280,250       21,280(3)      4,750
                                                           1996       263,250       10,200(3)      4,750

Carl E. Meyer,.........................................    1998       212,000        3,582(4)      5,000
  Executive Vice President--Operations                     1997       186,750        6,331(4)      4,750
                                                           1996       176,625        1,024(4)      4,750

Allan R. Page, ........................................    1998       189,199        3,180(4)      5,000
  Executive Vice President Energy Resources &              1997       165,750        6,331(4)      4,750
    Development                                            1996       156,000          991(4)      4,750

Joseph J. DeVirgilio, Jr...............................    1998       162,870        2,925(4)      5,000
  Senior Vice President Corporate Services &               1997       152,720        6,194(4)      4,750
    Administration                                         1996       146,860          966(4)      4,750


----------
(1)  This  base  salary  amount  includes  amounts  deferred   pursuant  to  the
     Corporation's (i) Flexible Benefits Plan, which Plan is established pursuant to Section 125 of the Internal Revenue Code of 1986, as amended ("Code") which permits those electing to participate to defer salary, within specified limits, to be applied to qualified medical and/or child care benefit payments and (ii) Savings Incentive Plan ("SIP"), a "defined contribution" plan which meets the requirements of the Code, including Code
     Section 401(k), which, among other things, permits, within limitations, participants to tax-defer base salary, and, within limits, provides for Corporation contributions to participants.

(2) These are amounts contributed by the Corporation for the benefit of the named individual under the SIP.

(3) Compensation paid pursuant to the terms of the Corporation's Executive Incentive Compensation Plan ("Executive Incentive Plan"), which terms are more fully described below under the caption "Report on Executive Compensation--Executive Incentive Plan".

(4) Compensation paid pursuant to the terms of the Corporation's Management Incentive Plan, which terms are more fully described below under the caption "Report on Executive Compensation--Management Incentive Plan."

PENSIONS/DEFERRED COMPENSATION PLANS

RETIREMENT INCOME PLAN

     The Corporation's Retirement Income Plan ("Retirement Plan") is a "defined benefit" plan, which meets the requirements of the Code, and applies to all employees of the Corporation. In 1998, there were no contributions made to the Retirement Plan as a result of its full-funding status for Federal income tax purposes. The Retirement Plan provides for retirement benefits related to the participant's annual base salary for each year of eligible employment. Retirement Plan benefits depend upon length of service, age at retirement and earnings during years of participation in the Retirement Plan and any predecessor plans. A participant's benefits under the Retirement Plan are determined as the accumulation, over that participant's career, of a percentage of each year's base salary. For periods on and after October 1, 1998, the percentage is 2% of base salary, except that for years in which the participant is over 50 years of age such percentage is increased to 2.5%. The Retirement Plan also provides a benefit for service prior to October 1, 1998 based on a percentage of a participant's average earnings at October 1, 1998 (being 50% of each of the base salaries at October 1, 1995 and 1998 and 100% of each of the base salaries at October 1, 1996 and 1997) and the number of years of service while a member of the Retirement Plan prior to October 1, 1998, all subject to certain limitations. A cash balance account benefit provided by the Corporation is also available upon retirement under the Retirement Plan, which benefit, generally, provides for a credit to those participants in the Retirement Plan, on January 1, 1987, of 10% of their base salary on that date, a credit to those participants in the Retirement Plan, on September 30, 1991, of 5% of their base salary on that date and a further credit to those participants in the Retirement Plan, on September 30, 1997, of 5% of their base salary on that date, with, in all three cases, annual interest earned thereon. While the amount of the contribution payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Retirement Plan, estimated annual benefits under the Retirement Plan upon retirement at age 65 for the individuals listed in the table under the above caption "Executive Compensation", assuming continuation of present annual salaries and giving effect to applicable benefit limitations in the Code, are as follows: Mr. Mack--$130,000; Mr. Ganci--$130,000; Mr. Meyer--$128,685; Mr.
Page--$125,778 and Mr. DeVirgilio--$130,000.

RETIREMENT BENEFIT RESTORATION PLAN

     Effective May 1, 1993, the Corporation adopted an unfunded, uninsured pension benefit plan for a select group of highly compensated management employees called the Retirement Benefit Restoration Plan ("RBRP"). The RBRP provides an annual retirement benefit to those participants in the Retirement Plan who hold the following offices with the Corporation: Chairman of the Board, President and Chief Executive Officer, Vice President (including all levels thereof), Secretary, Treasurer, Controller, and Assistant Vice President. Such benefit is equal to the difference between (i) that received under the Retirement Plan, giving effect to applicable salary and benefit limitations under the Code and (ii) that which would have been received under the Retirement Plan, without giving effect to such limitations under the Code. The individuals listed in the table under the above caption "Executive Compensation" have a current salary level which, if continued to retirement at age 65, would provide a benefit under the RBRP. The estimated annual benefits under the RBRP upon retirement at age 65 for those individuals, assuming the continuation of their present salaries, are as follows: Mr. Mack--$110,415; Mr. Ganci--$85,175; Mr. Meyer--$35,588; Mr. Page--$16,552.

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Corporation's Executive Deferred Compensation Plan ("EDCP") covers a select group of highly compensated management employees as an incentive for them to remain with the Corporation. Under that Plan, an annual benefit is payable, commencing on retirement, to eligible participants (who retire at age 60 or older and with 10 or more years of service) for 10 years of the following percentage of annual base compensation at retirement: 60 to 63--10%; 63 to 65--15%; 65 or over -20%. In view of changes in the Code which became effective January 1, 1994, the EDCP was amended prior thereto so that eligible participants, who reached age 55 at Decem-
ber 31, 1993, are considered to have accrued benefits under the EDCP as if they were age 60 and had 10 years of service with the Corporation at December 31, 1993. Upon a Change in Control (as defined in the EDCP) of the Corporation, all participants who have not then reached age 60 and 10 years of service with the Corporation, shall be eligible to receive all accrued benefits at retirement as if they had reached age 60 and had 10 years of service with the Corporation as of the date of such change in control. No amounts were paid under the EDCP for the individuals named in the table under the above caption "Executive Compensation" for the year 1998. Estimated annual benefits under the EDCP upon retirement at age 65 for such named individuals, assuming continuation of their present annual salaries, are as follows: Mr. Mack--$80,000; Mr. Ganci--$67,000; Mr. Meyer--$43,400; Mr. Page--$38,600; and Mr. DeVirgilio--$32,700.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On December 1,1998, the Corporation entered into Employment Agreements (each, the "Agreement") with each of the individuals listed in the table under the above caption "Executive Compensation" ("Officers"). Until a Change in Control occurs, each Agreement is automatically renewed for one (1) year on each July 31 commencing July 31, 1999, unless a notice not to extend is given. If a Change in Control (defined in the Agreement) occurs during the term of an Agreement, then the Agreement becomes operative for a fixed three-year period.

     Upon a Change in Control, each Agreement provides generally that the Officers' terms and conditions of employment (including position, location, base salary, bonus and benefits) will not be adversely changed during the three (3) year period after a Change in Control. If the Officer's employment is terminated by the Corporation for reasons other than death, Cause or Disability (as those terms are defined in each Agreement), by the Officer for Good Reason (as that term is defined in each Agreement), by the Officer regardless of reason (during the 30 day period beginning on the first anniversary of the Change in Control), upon certain terminations prior to a Change in Control or in connection with or in anticipation of a Change in Control, the Officer, in addition to all amounts accrued to the date of his termination, will receive a lump-sum payment ("Lump-Sum Payment") equal to the sum of (i) the Officer's base salary through the date of termination, (ii) a proportionate bonus based on the higher of the Officer's most recent annual bonus and the Officer's annual bonus for the last fiscal year ("Highest Annual Bonus"), (iii) accrued vacation and (iv) three (3) times the sum of the Officer's base salary and the Officer's Highest Annual Bonus. In addition, such Officers would be entitled to continued employee welfare benefits and to credit for pension purposes for the three (3) years from the date of such termination.

     Mr. Ganci's Agreement is substantially identical to the other Officers, except that it is modified to limit the term of his Agreement to his normal retirement date, May 1, 2003. In addition, Mr. Ganci will not receive a Lump Sum Payment if his employment is terminated at any time on or after a Change in Control through May 1, 2003, by the Corporation, for reasons other than for Cause or Disability, by Mr. Ganci for any reason, upon certain terminations prior to a Change in Control or in connection with or in anticipation of a Change in Control. In such case, he will receive all amounts accrued to the date of his termination and will be treated as if he had retired on May 1, 2003 for all employee welfare benefits of the Corporation. If Mr. Ganci's employment is so terminated for any reason other than by the Corporation for Cause, Mr. Ganci or his beneficiaries, as the case may be, will receive collective benefits under the EDCP, the RBRP and the Retirement Plan as if Mr. Ganci had continued to be employed through May 1, 2003, and as if his base salary and other cash compensation had increased by 10% annually on each October 1 from the date of his termination of employment to May 1, 2003.

     In the event any payments made to any of the Officers on account of a Change in Control, whether under an Agreement or otherwise, would subject the Officer to the excise tax on certain "excess parachute payments" payable under Code ss.4999, or interest or penalties with respect to such tax, the Officer will be entitled to be made whole for the payment of any such taxes, interest or penalties. Each Officer, while covered by an Agreement, is not entitled to participate in the Corporation's Change-of-Control Severance Policy. In the event of a Change in Control, the Agreements will supersede any individual employment and/or severance agreements entered into by the Corporation with the Officers, except in certain instances.

     Mr. Mack's Agreement will no longer be effective after April 27, 1999, unless a Change in Control occurs on or before that date.

REPORT ON  EXECUTIVE COMPENSATION

     The following disclosure is made over the name of each Outside Director, on the date hereof, and shall be considered a report of the Outside Directors and the Compensation Committee:

     As described above under the caption "Board of Directors and Committees-Committee on Compensation and Succession/Interlocks and Insider Participation," the members of the Compensation Committee are Messrs. Effron and Swyer and Dr. Fergusson. Among the responsibilities of the Compensation Committee are consideration and recommendation to the Board of Directors of the salaries of officers of the Corporation. Annual salary determinations by the Board of Directors become effective as of April 1 of each year and continue until the following March 31.

COMPENSATION PHILOSOPHY

     The Compensation Committee based its 1998 officers' compensation recommendations to the Board of Directors on an evaluation of each of the following three factors, giving balanced weight to each, which factors reflect a long-standing executive compensation philosophy of the Corporation:

     (1) Compensation comparisons of other comparable executive officers. Comparisons are made to the compensation of officers of other New York State utilities and of other utilities with revenues and other characteristics similar to those of the Corporation, using data received from the Edison Electric Institute and the American Gas Association, which utilities are some, but not all, of the utilities included on the graph under the below caption "Performance Graph." And, every two years, an executive compensation study is performed by an independent consultant engaged by the Corporation. The data obtained by these various sources was evaluated and compensation levels for the Corporation's officers were established based generally on averages of comparative salary ranges.

     (2) The experience, responsibility and contribution of each individual officer to the Corporation's performance.

     (3) The incumbent's performance in carrying out the responsibilities and duties of his or her office, as described below:

     The performance of each officer of the Corporation (other than Messrs. Mack and Ganci, as discussed below) was also evaluated, by the Compensation Committee, on the basis of how he or she contributed to the extent applicable, to furthering the Corporation's mission:

     to provide customers with safe, reliable utility service at the lowest reasonable price;

     to provide a competitive return to the Corporation's shareholders;

     to provide a safe working environment that will attract, retain and motivate employees; and

     to provide corporate resources to enhance the quality of life in the Corporation's service territory.

     With the exception of (1) above, the performance criteria set forth above for Mr. Mack and each other officer of the Corporation were subjectively evaluated by the Board of Directors in its deliberations related to compensation for each officer, based on an assessment of the degree to which each such officer (i) met the criteria set forth in his/her position description and (ii) accomplished the Corporation's strategic goals and objectives for which such officers were responsible.

SECTION 162(M) OF THE CODE

     The Compensation Committee and the Board of Directors is aware of and has considered the qualifying compensation regulations established in Section 162(m) of the Code, which provides that, unless an appropriate exemption applies, a tax deduction for the Corporation for remuneration of any officer named in the above captioned--"Executive Compensation--Summary Compensation Table" will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Corporation received remuneration during the 1998 fiscal year approaching $1 million, the Corporation has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

MANAGEMENT INCENTIVE PLAN

     The Management Incentive Plan, effective January 1, 1991, is a cash bonus program which bases its awards on the Corporation meeting certain "Incentive Goals," as such term is defined in that Plan. All management employees are eligible to receive awards except for: (i) the Chairman of the Board (Mr. Mack), the President and Chief Executive Officer (Mr. Ganci) and any other officer(s) which the Chairman shall determine from time to time, (ii) temporary employees and (iii) those employees whose employment is terminated in a year in which an Incentive Award is made unless such termination is a retirement.

     The Incentive Goal is established each fiscal year by the Board of Directors. After the audited financial results of the Corporation for a fiscal year have been made public, the Board of Directors of the Corporation determines whether or not the Incentive Goal has been met for that fiscal year, which determination is final. The resulting award is allocated among and paid to each eligible management employee in the same proportion that each such employee's compensation for the fiscal year bears to base compensation paid to all such eligible management employees for that fiscal year.

EXECUTIVE INCENTIVE PLAN

     The Executive Incentive Plan, established January 1, 1993 and applicable to Mr. Mack, currently the Chairman of the Board, was amended, effective January 1, 1995, to include Mr. Ganci, currently the President and Chief Executive Officer.

     The Executive Incentive Plan establishes the compensation for the incumbents in such offices based on two components: annual base salary (which becomes effective as of April 1 of each year and continues until the following March 31) and an incentive feature (which provides an award, as noted below, for performance for the most recently ended calendar year). The determination of annual base salary and incentive compensation, if any, is determined by the Outside Directors, for Mr. Mack and for Mr. Ganci, by the Outside Directors and Mr. Mack.

     Under the incentive component of the Executive Incentive Plan, Messrs. Mack and Ganci have the opportunity to earn up to an additional 10% of their base salaries, based on a formula which measures the Corporation's achievement of goals within the following four categories: (i) shareholder value; (ii) level of customer electric and gas prices and reliability; (iii) employee safety and (iv) community involvement.

     A determination as to whether any incentive compensation is earned is made within 90 days after the end of each calendar year; and if an award is made, compensation will be made in a lump sum within 30 days of such determination.

BASE SALARY AND EXECUTIVE INCENTIVE COMPENSATION FOR THE CHAIRMAN OF THE BOARD AND FOR THE CHIEF EXECUTIVE OFFICER

     The performance of Mr. Mack, as Chairman of the Board and Chief Executive Officer from April 1, 1998--July 31, 1998 and Chairman of the Board thereafter, and of Mr. Ganci, as President and Chief Operating Officer from April 1, 1998--July 31, 1998 and President and Chief Executive Officer thereafter, were evaluated by the Outside Directors, under the Executive Incentive Plan.

     In establishing the annual base salary component for Mr. Mack under the Executive Incentive Plan, which for the period April 1, 1998 to March 31, 1999 is $400,000, the Outside Directors reviewed Mr. Mack's and Mr. Ganci's performance as Chief Executive Officer during 1998 related to their policies and leadership in the goal of building a more profitable corporation and thereby increasing shareholder value while providing reliable service at reasonable prices. As a measure of this goal, their performance was evaluated pursuant to the following criteria:

     Has the confidence of the financial community and the Corporation's shareholders been maintained and/or enhanced? Key financial indices, credit ratings, total return to shareholders and the adequacy of cash flow are significant quantitative factors.

     Does the Corporation have effective management and other personnel so as to assure a high quality of customer service and to meet the changing needs of its customers?

     Has the Corporation's physical plant and equipment been maintained and/or improved so as to assure that the Corporation continues to meet its objective of providing highly reliable utility service at the lowest reasonable price?

     Is the Corporation's strategic plan effective in keeping the Corporation abreast of or ahead of changes that occur as a result of competition, technology changes and new regulation?

     With respect to the relationship of the Company's performance in 1997 to Mr. Mack's base salary for 1998, the Outside Directors determined that performance by Mr. Mack of his duties in 1997 more than satisfied the related performance criteria, as described above. Not all of these performance criteria lend themselves to objective measurement. However, in 1997 (i) the Corporation's total return to shareholders was 49.1%, above the EEI peer group return of 29.3%, (ii) Central Hudson's residential electric prices were 20% lower than the New York State Average, (iii) the Corporation's Employee Safety Index was lower than the average of the prior five years, (iv) the Corporation demonstrated a high level of involvement in the communities served. In addition, the Corporation instituted its first common stock repurchase program to manage growth in the common equity ratio above the target range, and the Corporation's bond rating was increased from A- to A by Standard and Poor's, the first time the Corporation had been so rated by Standard and Poor's since 1975.

     Based on the recommendation of the Compensation Committee, the Board of Directors, on April 1, 1998, awarded Mr. Mack 10% (or $36,000) of his 1997 Base Salary as incentive compensation.

     Mr. Mack did not participate in the determination of his 1998 compensation. Mr. Ganci did not participate in the determination of either his or Mr. Mack's 1998 compensation.

                                               Jack Effron
                                               Frances D. Fergusson
                                               Heinz K. Fridrich
                                               Edward F. X. Gallagher
                                               Charles LaForge
                                               Edward P. Swyer

PERFORMANCE GRAPH

     The line graph set forth below provides a comparison of the Corporation's cumulative total shareholder return on its Common Stock with the Standard & Poor's 500 Index and, as a Corporation determined peer comparison, the EEI Combination Gas and Electric Investor-Owned Utilities' Index ("EEI Index"). Such shareholder return is the sum of the dividends paid and the change in the market price of stock.

                 COMPARISON OF THE ORPORATION'S FIVE YEAR TOTAL
                  CUMULATIVE RETURN WITH THE S&P 500 INDEX AND
                                 THE EEI INDEX

[The following table represents plot points for a line chart]

           Central Hudson     S&P 500 Index      EEI Index
1993            100               100               100
1994             94               101                87
1995            118               139               111
1996            129               171               110
1997            192               229               143
1998            206               294               166



                            YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
                               1993     1994     1995     1996     1997     1998
--------------------------------------------------------------------------------
CENTRAL HUDSON                  100       94      118      129      192      206
S&P 500 INDEX                   100      101      139      171      229      294
EEI INDEX                       100       87      111      110      143      166
--------------------------------------------------------------------------------

----------

* Assumes $100 invested on January 1, 1993 in the Corporation's Common Stock, the S&P 500 Index and the EEI Index

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be brought before the meeting other than those referred to in the notice hereof. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their judgment on such matters.

     Pursuant to Section 727(d) of the New York Business Corporation Law, notice is hereby given to shareholders that the Company has provided Directors' and Officers' Liability Insurance through various contracts. These contracts became effective June 1, 1998 and provide aggregate coverage of $60 million with the following carriers: Chubb Group of Insurance Companies, Associated Electric & Gas Insurance Services, Ltd. and American Casualty Excess Insurance, Ltd.

     The aggregate premium costs for this insurance, which covers the Company and its directors and executive officers, are approximately $455,000, a decrease of $128,000 when compared to 1997.

                      By Order of the Board of Directors,

                      Steven V. Lant
                      CHIEF FINANCIAL OFFICER, TREASURER AND CORPORATE SECRETARY

March 1, 1999

                                        P
                                        R
                                        O
                                        X
                                        Y

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                          PROXY OF COMMON SHAREHOLDERS
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN E. MACK III, JACK EFFRON, HEINZ K. FRIDRICH and PAUL J. GANCI, or any one or more of them, proxy, with full power of substitution, to vote, as designated on the reverse hereof, all shares of Common Stock owned by the undersigned at the annual meeting of shareholders of Central Hudson Gas & Electric Corporation to be held at the office of the Corporation, 284 South Avenue, in the City of Poughkeepsie, Dutchess County, New York, on April 27, 1999, or any adjournment thereof, upon all such matters as may properly come before the meeting, including the following proposals described in the Proxy Statement, dated March 1, 1999, a copy of which has been received by the undersigned:

1. Election of Directors, Nominees:

   Jack Effron, Frances D. Fergusson, Heinz K. Fridrich, Edward F. X. Gallagher, Paul J. Ganci, Charles LaForge, John E. Mack III, Edward P. Swyer.

2. Ratification of Appointment of Independent Accountants.

Change of Address/Comments (If Any)

-----------------------------------------

-----------------------------------------

-----------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

                                   SEE REVERSE
                                      SIDE

                              FOLD AND DETACH HERE

ROUTE TO CENTRAL HUDSON

[Map Here]

FROM NEW YORK CITY AREA:
o  Taconic State Parkway North to Interstate 84 (I-84)
o  I-84 West to Exit 13 (Route 9)
o  Turn right off ramp onto Route 9 North
o  Route 9  approximately  12 miles to the Academy  Street / South Avenue Exit
o  Bear left at end of ramp and go under the overpass
o  Turn right into Central Hudson entrance

FROM CONNECTICUT:
o  I-84 West to Exit 13 (Route 9)
o  Continue as above

FROM PENNSYLVANIA:
o  I-84 East to Exit 13 (Route 9)
o  Turn left off ramp onto Route 9 North
o  Continue as above

FROM NEW JERSEY AND UPSTATE NEW YORK:
o  New York Thruway (I-87) to Exit 18 (New Paltz)
o  Turn right onto Route 299
o  Route 299  approximately  5 miles,  turn right onto route 9W South
o  Route 9W approximately 2 miles, bear right for Mid-Hudson Bridge
o  After crossing bridge, take first right (Route 9 South)
o  Route 9 approximately 1 mile to Academy Street/South Avenue Exit
o  Bear right off exit ramp into Central Hudson entrance

                                                                            1535

[X]
PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

THE DIRECTORS RECOMMEND A VOTE "FOR" THIS ITEM

1. Election of Directors   FOR   WITHHELD
  (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

THE DIRECTORS RECOMMEND A VOTE "FOR" THIS ITEM

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants

FOR   AGAINST   ABSTAIN

SPECIAL ACTION

If you plan to attend the Annual Meeting place an X in this box.

If you wish us to discontinue Annual Report mailing for this account, place an X
in this box.   [ ]

If you indicated a change of address below or comments on reverse side, place an
X in this box.   [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, ad-ministrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  SIGNATURE (S)                                               DATE

================================================================================

                                ADMISSION TICKET
            Present this to the Central Hudson Representative at the
                           entrance to the auditorium

                         ANNUAL MEETING OF SHAREHOLDERS
                            April 27, 1999, 10:30 am
                            Office of the Corporation
                       284 South Avenue, Poughkeepsie, NY

================================================================================
                                     AGENDA
                           ELECTION OF EIGHT DIRECTORS

            RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
                                   ACCOUNTANTS
================================================================================

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING,
                WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON.
                    TO MAKE SURE YOUR SHARES ARE REPRESENTED,
             WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

================================================================================
            IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE
          APPROPRIATE BOX ON THIS SIDE OF THE PROXY CARD. PRESENT THIS
                     ADMISSION TICKET TO THE REPRESENTATIVE
                   AT THE ENTRANCE TO THE ANNUAL MEETING ROOM.
================================================================================